TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is made and entered into as of October 14, 2020 (the “Effective Date”) by and between Tractor Supply Company, a Delaware corporation (the “Company”), and Benjamin F. Parrish, Jr. (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, Executive serves as Executive Vice President – General Counsel and Corporate Secretary of the Company;
WHEREAS, Executive has notified the Company of his intention to retire as Executive Vice President – General Counsel and Corporate Secretary and assist in the orderly transition of his duties to his successor;
WHEREAS, Executive agrees to continue to serve, as requested by the Company as Executive Vice President – General Counsel and Corporate Secretary until the first date of employment of his successor;
WHEREAS, Executive agrees to assist in the orderly transition of duties to his successor on a full-time basis for up to thirty (30) calendar days following the first day of employment of his successor (the “Initial Transition Period”);
WHEREAS, Executive agrees, as requested by the Company, to continue to assist in the orderly transition of duties to his successor after the Initial Transition Period, on an as-needed basis until the later of March 31, 2021 or ninety days following the Initial Transition Period (the “Additional Transition Period”); and
WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
SECTION 1
DUTIES AND RESPONSIBILITIES

1.1Transition Services.
(a)From the date hereof until the first date of employment of his successor, as requested by the Company, Executive shall continue to serve as Executive Vice President – General Counsel and Corporate Secretary, and during the Initial Transition Period and any Additional Transition Period shall assist the Company in the transition of the responsibilities of his position to his successor. Executive’s employment shall terminate at the end of any Additional Transition Period, and in the event that there is no Additional Transition Period requested by the Company, Executive’s employment shall terminate at the end of the Initial Transition Period (such date of termination shall be referred to herein as the “Employment Termination Date”).
(b)In no event will the Employment Termination Date be after May 31, 2021.
(c)For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Parties reasonably anticipate that Executive’s separation from service shall occur as of the Employment Termination Date, as such term is defined in Section 1.409A-1(h) of the Treasury Regulations.
1.2Compliance with Law and Standards. Executive shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Executive has knowledge.

1.3Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of his work for the Company, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Executive may have in such Work Product to the Company. Upon the request of the Company, Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.3, the term “Company” also will include any existing or future affiliates of the Company.

SECTION 2
COMPENSATION

2.1Base Salary. Until the end of the Initial Transition Period, Executive shall continue to receive his base salary that was in effect on the date of this Agreement. Executive shall be paid a base salary equal to $10,000 per month during any Additional Transition Period.

2.2Bonus. Executive shall be entitled to receive his earned bonus for full-year fiscal 2020 (subject to the attainment of the applicable performance goals), payable on the date when the Company pays bonuses to other executives. Executive shall be eligible to receive an earned bonus on a pro rata basis for fiscal 2021 (subject to the attainment of the applicable performance goals) based on the number of days worked from the beginning of the fiscal year through the first date of his successor’s employment. Except as otherwise provided herein, the amount and payment of such bonus, if any, shall be made in accordance with the terms of the Company’s short-term bonus plan. Executive is not entitled to any bonus for work performed after the first date of employment of his successor.

2.3Equity Grants. Outstanding equity-based awards granted to Executive prior to the Effective Date shall continue to vest in accordance with their respective terms through the Employment Termination Date. Notwithstanding any contrary provisions of the applicable equity award agreements,
(a)subject to subsection (b) below, all of Executive’s unvested options and time-based restricted stock units (“RSUs”) outstanding on the Employment Termination Date and scheduled to vest in 2021 (if not previously vested) and 2022 shall become vested on the Employment Termination Date; provided that with respect to any RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the vesting without triggering a tax or penalty under Section 409A of the Code, the payment of such RSUs shall be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code and shall be subject to any valid deferral election made thereunder;
(b)all of Executive’s outstanding unvested performance share units or performance-based restricted share units that are scheduled to vest in February 2021 (if not previously vested) and February 2022 shall become vested in accordance with the actual achievement of the performance metrics of each grant and shall be distributed to the Executive following the end of each performance period when distributed to other participants in the equity plan; provided that with respect to any performance share units or performance-based restricted share units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the vesting without triggering a tax or penalty under Section 409A of the Code, the payment of performance share units or performance-based restricted share units shall be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code; and
(c)all outstanding options granted to Executive shall be exercisable until the earlier of (a) one (1) year following the Employment Termination Date and (b) the date on which such option expires in accordance with the provisions of the applicable award agreement.
Executive shall not be entitled to receive any additional awards under any of the Company’s equity incentive plans following the Effective Date.
2.4COBRA, Vision and Dental Coverage. Following the Employment Termination Date, Executive will have the right to elect to continue to participate in the Company's group Medical, Dental and Vision plans under applicable COBRA regulations. If Executive elects such COBRA coverage, the Company will pay for Executive's COBRA premiums for a period of eighteen (18) months following the Employment Termination Date. For the avoidance of doubt, the Executive shall be responsible for any state or federal income tax consequences of such payments and nothing herein shall be deemed and extension of the length of COBRA continuation coverage. In accordance with applicable COBRA regulations, the Executive’s COBRA coverage will end and no further coverage or cash compensation is due if the Executive becomes eligible for coverage under another group insurance plan at any time within eighteen months following the Employment Termination Date. Upon expiration of COBRA coverage for any reason, the Company is no longer responsible for providing healthcare coverage to the Executive in any form. For purposes of the payment or reimbursement of COBRA premiums, the Company may treat the amounts paid by it for premiums as taxable to the Executive or make such payments (less any required withholding) directly to the Executive to the extent required to avoid adverse consequences to the Executive or the Company under either Section 105(h) of the Code, or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue the continuation coverage contemplated by this Section to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).
2.5No Additional Compensation. Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive nor is he entitled to any additional compensation, severance or benefits, including for services provided to the Company during the Transition Period and the Additional Transition Period.

2.6Expenses. The Company will reimburse Executive for all reasonable, documented expenses of types authorized by the Company and incurred by Executive in the performance of his duties hereunder. Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time. To the extent that the reimbursement of expenses under this Section 2.6 or any other provision of this Agreement shall constitute deferred compensation under Section 409A of the Code, such expenses shall be reimbursed in accordance with Section 1.409A-3(i)(l)(iv) of the Treasury Regulations. For the avoidance of doubt, the amount of expenses eligible for reimbursement under this Section 2.6 in any given year shall not affect the expenses eligible for reimbursement in any other year.

2.7Benefits and Vacation. Subject to Section 2.4, nothing in this Agreement shall require the Company to maintain any benefit plans or programs or prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole direction, may deem advisable. In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans and programs, the rights and benefits of Executive shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to amend or modify any such plan or program. Executive will not be eligible for any employee benefit plans or programs after the Employment Termination Date, subject to any rights Executive may have under COBRA and except as expressly provided in Section 2.4 above. Executive is entitled to the payout of four weeks of vacation time on the Employment Termination Date irrespective of Executive’s actual vacation balance as of the Employment Termination Date.

2.8Restrictive Covenants and Release. In consideration of the Company’s willingness to enter into this Agreement and to pay the compensation and benefits set forth above to which Executive agrees he would not otherwise be entitled, Executive agrees to execute and deliver, within 21 days of the Effective Date, a confidentiality and non-competition restrictive covenants and release agreement in the form attached as Exhibit A (the “Release”), and an update of the Release within 21 days of the Employment Termination Date. To the extent that any payment to be made hereunder is contingent upon the effectiveness of the Release, if the period to consider and not revoke such releases begins and ends in two separate tax years, then such contingent payments shall not commence or be made until the later year.

SECTION 3
GENERAL PROVISIONS

3.1Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principle.
3.2Waiver of Breach; No Admission. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party. Nothing contained in this Agreement or the Release shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.
3.3Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
3.4Entire Agreement: Amendments. This Agreement forms the entire agreement of the parties and supersedes any and all prior agreements between them. The Parties agree that the Change in Control Agreement dated as of February 28, 2019, by and between the Company and Executive will terminate and be of no further force and effect as of the Retirement Date.
3.5Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company.

3.6Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Executive shall not assign his rights, duties or obligations hereunder.
3.7Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:
To Executive at:    Benjamin F. Parrish, Jr.

To the Company at:    Tractor Supply Company
5401 Virginia Way
Brentwood, TN 37027
Attention: Chief Executive Officer

3.8Withholding. All payments to Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.
3.9Survival. The provisions of Sections 1.3, 1.4, 2.3, 2.4, 2.8 and Sections 3.1 through 3.11 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.
3.10Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
3.11Section 409A. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Section 409A of the Code that may occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments made under this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no payments to be made under this Agreement following Executive’s termination of employment shall be made unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any payments upon Executive’s separation from service to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in Section 1.409A-l(h) of the Treasury Regulations) or (y) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-l(i) of the Treasury Regulations and any successor provision thereto). It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Sections 1.409A-l(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay) of the Treasury Regulations.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

    TRACTOR SUPPLY COMPANY

    By:
    Name:
    Title:

    EXECUTIVE

    Benjamin F. Parrish, Jr.

[Signature Page to Parrish, Jr. Transition Agreement]

EXHIBIT A
CONFIDENTIALITY AND NON-COMPETITION RESTRICTIVE COVENANTS AND RELEASE AGREEMENT
This Confidentiality and Non-Competition Restrictive Covenants and Release Agreement (this “Agreement”), is entered into as of [●] [●], 2020 by and between Tractor Supply Company, a Delaware corporation (the “Company”), and Benjamin F. Parrish, Jr. (“Executive”), to be effective as of [●] [●], 2020.
WHEREAS, Executive and the Company entered into that certain Transition Agreement dated as of October [●], 2020 (the “Transition Agreement”) (capitalized terms used but not otherwise defined herein will have the meanings defined in the Transition Agreement);
WHEREAS, Executive’s last date of employment with the Company shall be the Employment Termination Date; and
WHEREAS, pursuant to Section 2.8 of the Transition Agreement, in consideration of the benefits provided by the Company thereunder, it is an obligation of the Executive that he agrees to be subject to the covenants and release set forth this Agreement.
NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:
I.Confidentiality. For twenty-four (24) months following the Employment Termination Date, the Executive agrees that he shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its Affiliates, except when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that the Executive shall give reasonable notice under the circumstances to the Company that he has been notified that he will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and the Executive shall cooperate with the Company to the extent that it reasonably requests him to do so. For purposes of this Section I, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), trade secrets, customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its Affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof). Notwithstanding anything herein to the contrary, nothing in this Agreement or the Transition Agreement shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting described in clause (i), (iii) prohibit the Executive from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, (iv) prevent or prohibit the Executive from participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation, or (v) prevent or prohibit the Executive from filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
II.Non-Competition and Non-Solicitation. In consideration of the Company’s obligations and other good and valuable consideration under the Transition Agreement to which this Agreement relates, the Executive agrees that (A) for a period of twenty-four (24) months following the Employment Termination Date (the “Restricted Period”), without the prior written consent of the Company’s Board of Directors (the “Board”), he will not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any retailer principally in the farm and ranch, pet or animal products and services sectors and (B) during the Restricted Period, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its Affiliates at any time during the twenty-four (24) months immediately preceding such solicitation.
III.Non-Disparagement. As a condition of participation in the Transition Agreement and the continued receipt of any benefits thereunder, the Executive agrees that, for a period of twenty-four (24) months following the Employment Termination Date, the Executive shall not make, nor cause any one else to make or cause on the Executive’s behalf, any public disparaging or derogatory statements or comments regarding the Company or its Affiliates, or their respective officers or directors. This provision is not intended to, nor shall it (or any other provision herein), prohibit Executive or Company from cooperating with any government investigation or court order or from making a good-faith, truthful report to any government agency with oversight responsibility for the Company or Executive, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration.
IV.Executive’s Cooperation. During the period over which the Executive is receiving payments under the Transition Agreement and a reasonable time thereafter, the Executive shall cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). The Company shall reimburse the Executive for reasonable travel and other out-of-pocket expenses upon submission of receipts.
V.Executive Release. Executive, ON BEHALF OF HIMSELF, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective Affiliates, subsidiaries, predecessors, successors and assigns and their respective past and present stockholders, members, directors, officers, executives, agents, representatives, principals, insurers and attorneys, in their individual, corporate and official capacities (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT, of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS AGREEMENT (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, COVID-19, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Agreement), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Immigration Reform Control Act, the Genetic Information Non-Discrimination Act, and the Equal Pay Act, as well as all federal and state executive orders including Executive Order 11246, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Executive’s employment by the Company or his services as an officer or executive of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Transition Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Transition Agreement that expressly survive the Employment Termination Date, (ii) under the Company’s benefit plans and agreements that expressly survive the Employment Termination Date, including without limitation the Company’s equity incentive plans, or (iii) in respect of Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries.
VI.Covenant not to Sue. Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any suits, grievances, demands or causes of action against the Company parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Executive breaches this covenant not to sue, Executive hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Company Parties in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Company Parties. The parties agree that this Agreement will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation. However, to the fullest extent permitted by law, Executive agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which Executive may be entitled as a result of any claim, charge, or complaint against the Company Parties and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that he could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement. The parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.
VII.Acknowledgement of Waiver of Claims under Age Discrimination in Employment Act. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary and made without any duress, coercion, or undue influence. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Agreement, (b) he has been given twenty-one (21) days within which to consider this Agreement before executing it and (c) he has been given at least seven (7) days following the execution of this Agreement (the “Revocation Period”) to revoke this Agreement by written notice of revocation as set forth in Section XIII. If Executive revokes this Agreement during the Revocation Period, the Company’s obligations and Executive’s obligations shall become null and void in their entirety.
VIII.Exception. Notwithstanding anything contained in this Agreement, nothing herein shall (i) prohibit the Executive from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in competition with the Company or its Affiliates, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its Affiliates, so long as the Executive does not engage in any activity which is in competition with any business of the Company or its Affiliates or (ii) be construed so as to preclude the Executive from investing in any publicly or privately held company, provided the Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

IX.Disclosures. Executive acknowledges and warrants that Executive is not aware of, or that Executive has disclosed to the Company in writing, any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence, or support any claim of regulatory violation, illegal conduct, unlawful discrimination, or other cause of action against the Company or any of the Company Parties.
X.Enforcement. Executive acknowledges and agrees that the restrictions and release contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, that this Agreement has been entered into knowingly and voluntarily, and that any violation of any of the restrictions or release will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive benefits and payments described in the Transition Agreement, and that he would not receive such benefits and payments without the execution of this Agreement. Executive further acknowledges and agrees that if any such restriction or release is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert. Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this Agreement as to the court shall appear not reasonable to the maximum extent permitted by law and to enforce the remainder of the Agreement as so amended.
XI.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be designated by the Board and complies with Section 409A of the Code. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.
XII.Validity. The invalidity or unenforceability of any provision of this Agreement, including Section II, shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

XIII.Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) received by the addressee, if sent by certified mail, return receipt requested, or (iii) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate address(es) provided herein (or to such other address(es) as a party may designate by notice to the other party in accordance with this Section XIII):
If to the Company, to:
Tractor Supply Company
5401 Virginia Way
Brentwood, TN 37027
Attn: General Counsel
If to Executive, to the address set forth on the signature page hereof.
XIV.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
XV.Entire Agreement. This Agreement and the Transition Agreement constitute the complete and entire agreement between the parties with respect to the subject matter hereof.
XVI.Disclosure. Executive acknowledges that the Company may provide a copy of this Agreement or any portion hereof to any Person with, through or on behalf of whom Executive may, directly or indirectly, breach or threaten to breach any of the provisions of this Agreement.
XVII.Binding Effect. This Agreement will be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors, and assigns.
XVIII.Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the day and year first written above.
    TRACTOR SUPPLY COMPANY

    By:
    Name:
    Title:

    EXECUTIVE

    Benjamin F. Parrish, Jr.
                Address: ___________________
                     ___________________